Exhibit 99.1

NeoPhotonics Reports Record Fourth Quarter

and Annual Revenue for 2010

Record Fiscal Year 2010 Revenue of $184.1 Million, Growing for the 8th Consecutive Year

San Jose, California (March 3, 2011) – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its fourth quarter and year ended December 31, 2010.

“We are very pleased with our results for the fourth quarter of 2010 and full year,” said Tim Jenks, Chairman, President and CEO of NeoPhotonics. “We achieved record revenue for both periods and we recorded our first full year of profitability in 2010. Moreover, 2010 marks our 8th consecutive year of year-over-year revenue growth. We believe our strong financial performance demonstrates the positive demand we are seeing for our PIC-based technologies and products with the world’s largest network equipment manufacturers.

“The rapid growth of content, including HD and 3D video, music, social networking, video conferencing and other multimedia, delivered over the wireless and wireline networks is driving a rapidly increasing demand for bandwidth. The demand for bandwidth is further intensified by the proliferation of network-attached devices, including tablet computers, that are enabling consumers to access bandwidth-intensive content anytime and anywhere over fixed and wireless networks, including 3G and LTE networks,” concluded Mr. Jenks.

Business Highlights for 2010

NeoPhotonics made significant progress qualifying new PIC-based product designs and concluded 2010 with 97 cumulative, multi-year product family design wins to its tier one customer group. This is an increase of 17 product family design wins since the end of 2009. The company’s tier one customer group includes each of the world’s largest network equipment manufacturers that together comprise approximately 90% of the global market for network equipment.

•

Speed and Agility refers to the ability of NeoPhotonics® products to transmit data at 10 Gbps and above or their reconfigurability to support efficient bandwidth allocation. This group includes PIC-based and other products supporting transmission speeds of 10 Gbps and above, including 40 Gbps and 100 Gbps products, and xOADMs and drop modules. Highlights in 2010 include:

•

NeoPhotonics released both 40 Gbps and 100 Gbps versions of an integrated coherent receiver utilizing the company’s proprietary hybrid PIC technology. Commercial shipments of this product commenced in the fourth quarter of 2010.

•	NeoPhotonics also released a PIC-based 40 Gbps optical demodulator for high speed direct detection systems. Commercial shipments of this product commenced in the fourth quarter of 2010.

•

Access refers to the ability of NeoPhotonics products to provide high-bandwidth connections to more devices and people over fixed and wireless networks, including fiber-to-the-home or fiber-to-the-premise (FTTx) networks. This group includes PIC-based and other products. Highlights in 2010 include:

•

NeoPhotonics released a pluggable version of its optical line terminal transceiver for the central office, which allows carriers to add bandwidth capacity by “hot plugging” the product into a system line card that may not have been fully populated at installation. Commercial shipments of this product commenced in the fourth quarter of 2010.

•

NeoPhotonics also released a compact pluggable transceiver that integrates two fast Ethernet or gigabit Ethernet transceivers into the same form factor, allowing network equipment manufacturers to double the port density on line card solutions. Commercial shipments of this product commenced in the fourth quarter of 2010.

Financial Highlights for the Fourth Quarter of 2010

For the fourth quarter of 2010, NeoPhotonics recorded record quarterly revenue of $51.3 million, an increase of $4.1 million, or 9%, over the third quarter of 2010, and an increase of $8.2 million, or 19%, over the fourth quarter of 2009. Gross margin for the fourth quarter of 2010 was 27.7%, down from 30.2% in the third quarter of 2010 and 34.0% in the fourth quarter of 2009. Net income was $0.4 million for the fourth quarter of 2010, as compared to $0.1 million in the third quarter of 2010 and $0.8 million in the fourth quarter of 2009.

Diluted net income per share attributable to NeoPhotonics Corporation common stockholders was $0.00 for each of the third and fourth quarters of 2010 and the fourth quarter of 2009, as all earnings for these periods have been allocated to the holders of the company’s preferred stock that was outstanding prior to the completion of the company’s initial public offering in February 2011.

This release presents certain Non-GAAP financial measures. See “Use of Non-GAAP Financial Information” later in this press release for a description of these Non-GAAP financial measures. A reconciliation of Non-GAAP financial measures to GAAP financial measures is included at the end of this press release.

Non-GAAP gross margin for the fourth quarter of 2010 was 28.3%, down from 30.9% for the third quarter of 2010 and 36.0% for the fourth quarter of 2009. Non-GAAP net income was $1.7 million for the fourth quarter of 2010, as compared to Non-GAAP net income of $1.2 million in the previous quarter and $3.3 million in the same quarter last year. Non-GAAP diluted net income per share was $0.10 for the fourth quarter of 2010, as compared to $0.07 for the third quarter of 2010 and $0.23 for the fourth quarter of 2009. Adjusted EBITDA was $4.9 million in the fourth quarter of 2010, up 23% from $4.0 million in the third quarter of 2010 and down from $6.5 million in the fourth quarter of 2009.

NeoPhotonics experienced solid revenue growth in the fourth quarter of 2010 as demand for its products to support network upgrades globally more than offset typical seasonality in the business. The company experiences quarter-to-quarter variability in gross margins, which is expected to continue. Gross margins declined in the fourth quarter of 2010 primarily as a result of negotiations completed with certain customers resulting in a decrease in product prices for those customers, excess and obsolete inventory expenses associated with certain products that were discontinued in the quarter, and an increase in the payroll tax rate in China.

Cash and cash equivalents totaled $25.5 million at the end of the fourth quarter of 2010 compared to $25.4 million at the end of the third quarter of 2010. In February 2011, NeoPhotonics completed an initial public offering of common stock, raising gross proceeds of $94.9 million before underwriting commissions and offering expenses.

Financial Highlights for 2010

NeoPhotonics recorded record annual revenue of $184.1 million, an increase of $29.1 million, or 19%, over $155.1 million in 2009. Gross margin for 2010 increased to 30.4% from 26.1% in 2009. The company also reported its first full year of profitability in 2010. Net income for 2010 was $3.3 million, as compared to a net loss in 2009 of $6.8 million. Diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders was $0.00 for 2010, as compared to $(3.72) for 2009.

Non-GAAP gross margin for 2010 was 31.7% compared to 28.8% in the prior year. Non-GAAP net income for 2010 was $8.6 million, up from Non-GAAP net income of $0.3 million in 2009. Non-GAAP diluted net income per share was $0.50 for 2010, as compared to $0.02 the previous year. Adjusted EBITDA for 2010 was $20.4 million, up 77% from $11.5 million in 2009.

Business Outlook for the Quarter Ending March 31, 2011

For the first fiscal quarter ending March 31, 2011, NeoPhotonics anticipates revenue to be in the range of $44 million to $47 million. Gross margin is anticipated to be in the range of 26.5% to 28.5%. Non-GAAP gross margin is expected to be in the range of 28% to 30%. Non-GAAP net income is expected to be in the range of break-even to $(0.8) million, or $0.00 to $(0.04) per diluted share.

The Non-GAAP gross margin outlook for the first quarter of 2011 excludes the expected amortization of intangibles of approximately $0.1 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of approximately $0.8 million. The outlook for Non-GAAP net income and Non-GAAP diluted net income per share for the first quarter of 2011 excludes the expected amortization of intangibles of approximately $0.3 million, the anticipated impact of stock-based compensation expense of approximately $2.5 million and a non-cash charge of approximately $17.1 million related to the beneficial conversion feature associated with certain shares of the company’s preferred stock that were converted into common stock upon the completion of the company’s initial public offering. In addition, the shares used to compute Non-GAAP diluted net income per share for the outlook for the first quarter of 2011 include the assumed conversion on January 1, 2011 of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method.

The stock-based compensation expense estimate for the first quarter of 2011 includes an estimate of a catch-up expense for stock appreciation rights previously granted to certain employees as well as the ongoing expense relating to the portion of these awards vesting after the company’s initial public offering in February 2011 through the end of the first quarter of 2011. This expense is based in part on the company’s stock price at the end of the first quarter of 2011 and thus can vary materially from estimates. Prior to the company’s initial public offering, no expense was recognized for these awards given their contingent nature.

The company had a contingent beneficial conversion feature associated with certain shares of its preferred stock. In connection with the company’s initial public offering, all of the company’s preferred stock was converted into shares of common stock, at which time an expense for the beneficial conversion feature was recognized. This expense is recorded to equity on the company’s balance sheet and does not impact net income, however, it will be included in the calculation of GAAP diluted net income per share attributable to NeoPhotonics Corporation common stockholders for the first quarter of 2011.

Conference Call

The company will discuss these financial results in a conference call at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time) today. The public is invited to listen to a live webcast of the conference call on the Investors section of the company website at http://ir.neophotonics.com/.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, March 8, 2011 at 8:00 p.m. Eastern Standard Time (5:00 p.m. Pacific Standard Time) and can be accessed by dialing 888-203-1112 if you are calling from within the United States, or 719-457-0820 if you are calling from outside the United States, and entering the replay pass code 6387911. A replay of the webcast will be available on the Investors section on the company’s website approximately two hours after the conclusion of the call and will remain available for approximately 90 calendar days.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuit, or PIC, based modules and subsystems for bandwidth-intensive, high-speed communications networks. The company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2000 certified engineering and manufacturing facilities in Silicon Valley and Shenzhen, China.

NeoPhotonics is a registered trademark and the red dot logo is a trademark of NeoPhotonics Corporation.

Forward Looking Statements

The statements in this press release under the heading “Business Outlook for the Quarter Ending March 31, 2011” are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to the company’s rate of new design wins, the rate at which design wins go into production could be slower than the company expects, acceptance by customers of new product introductions or the timing of such acceptance may not be as the company expects, unanticipated reductions in customer orders or delays in shipments of products to customers may occur due to market demand, network deployments, market share awards or other reasons, the company relies on a small number of customers for a substantial portion of its revenues, which could cause financial results to vary from the company’s expectations even if only one of these customers varies the timing or amounts of its purchasing decisions, demand could decrease from the company’s expectations due to general conditions in the telecommunications equipment industry or the world economy generally (particularly in China and the United States), and other risks and uncertainties described more fully in the company’s documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact the company’s business are set forth in the “Risk Factors” section of the company’s Prospectus filed with the Securities and Exchange Commission on February 2, 2011. All forward-looking statements in this press release are based on information available to NeoPhotonics as of the date hereof and qualified in their entirety by this cautionary statement, and NeoPhotonics assumes no obligation to revise or update these forward-looking statements.

Use of Non-GAAP Financial Information

To help readers understand the company’s past financial performance and its future results, NeoPhotonics supplements the financial results that it provides in accordance with generally accepted accounting principles, or GAAP, with Non-GAAP financial measures. The company provides Non-GAAP gross margin, Non-GAAP net income, Non-GAAP diluted net income per share and adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, as supplemental information. In computing certain of these Non-GAAP financial measures, the company excludes certain items included under GAAP, including the amortization of intangible assets, stock-based compensation expense, asset impairment charges, share of loss of unconsolidated investee and the related tax effects. In computing adjusted EBITDA, the company also excludes interest income and expense, provision for income taxes and depreciation expense. In addition, in computing Non-GAAP diluted net income per share, the company includes the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of each period presented or the date of issuance, if later.

Management uses these Non-GAAP financial measures to evaluate the operating performance of the business and aid in the period-to-period comparability. Management also uses the Non-GAAP financial measures for planning and forecasting and measuring results against its forecast. Using several measures to evaluate the business allows the company and investors to assess NeoPhotonics’ relative performance and ultimately monitor the company’s capacity to generate returns for its stockholders. The Non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies may calculate such financial results differently, particularly related to nonrecurring or unusual items. The company’s Non-GAAP financial measures are not measurements of financial performance under GAAP, and should not be considered as alternatives to gross margin, net income, diluted net income per share attributable to NeoPhotonics Corporation common stockholders, or as indications of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider these Non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the Non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion of this press release. More information about Non-GAAP financial measures are set forth in the “Key Metrics” subsection of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the company’s Prospectus filed with the Securities and Exchange Commission on February 2, 2011.

Contacts:

JD Fay

NeoPhotonics Corporation

Chief Financial Officer

408-895-6086

ir@neophotonics.com

Erica Mannion

Sapphire Investor Relations, LLC

212-766-1800 Ext. 203

ir@neophotonics.com

NeoPhotonics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended			Fiscal year ended
	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Revenue	$51,251	$47,126	$43,048	$184,139	$155,062
Cost of goods sold	37,068	32,913	28,430	128,147	114,572

Gross profit	14,183	14,213	14,618	55,992	40,490
	27.7%	30.2%	34.0%	30.4%	26.1%

Operating expenses:
Research and development	5,500	6,091	4,835	21,549	17,266
Sales and marketing	2,674	2,677	2,257	10,176	9,587
General and administrative	4,588	4,440	4,218	16,985	15,448
Amortization of purchased intangible assets	289	286	284	1,144	1,136
Asset impairment charges	—	—	1,233	—	1,233

Total operating expenses	13,051	13,494	12,827	49,854	44,670

Income (loss) from operations	1,132	719	1,791	6,138	(4,180)

Interest income	44	44	50	207	345
Interest expense	(159)	(175)	(245)	(724)	(1,046)
Other expense, net	(110)	(105)	(119)	(68)	(64)

Total interest and other expense, net	(225)	(236)	(314)	(585)	(765)

Income (loss) before income taxes	907	483	1,477	5,553	(4,945)
Provision for income taxes	(557)	(405)	(691)	(2,282)	(1,902)

Net income (loss)	350	78	786	3,271	(6,847)
Net loss attributable to noncontrolling interests	—	—	(53)	(80)	(116)

Net income (loss) attributable to NeoPhotonics Corporation	$350	$78	$733	$3,191	$(6,963)

Net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	$—	$—	$—	$—	$(3.72)

Diluted	$—	$—	$—	$—	$(3.72)

Weighted average shares used to compute net income (loss) per share attributable to NeoPhotonics Corporation common stockholders:
Basic	1,950,191	1,936,047	1,916,225	1,945,111	1,913,117

Diluted	2,652,772	2,796,423	2,825,155	3,123,994	1,913,117

NeoPhotonics Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31, 2010	Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$25,465	$43,420
Restricted cash	3,027	3,286
Accounts receivable, net	54,374	52,561
Inventories	19,426	14,155
Prepaid expenses and other current assets	7,665	2,867

Total current assets	109,957	116,289
Property, plant and equipment, net	43,113	35,301
Goodwill	4,323	4,323
Other intangible assets, net	2,146	5,475
Other long-term assets	12,956	860

Total assets	$172,495	$162,248

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$29,653	$22,210
Short-term loans and notes payable	17,205	28,341
Current portion of long-term debt	5,924	6,035
Accrued and other current liabilities	13,046	15,536

Total current liabilities	65,828	72,122
Long-term debt, net of current portion	2,912	2,112
Deferred income tax liabilities	536	768
Other noncurrent liabilities	1,316	1,378

Total liabilities	70,592	76,380

Commitments and contingencies
Redeemable convertible preferred stock:
Series X redeemable convertible preferred stock	46,180	40,140
Series 1, 2 and 3 redeemable convertible preferred stock	165,360	165,310

	211,540	205,450

Deficit:
Common stock	5	5
Additional paid-in capital	93,350	91,894
Accumulated other comprehensive income	12,807	6,000
Accumulated deficit	(215,799)	(218,990)

Total NeoPhotonics Corporation stockholders’ deficit	(109,637)	(121,091)
Noncontrolling interests	—	1,509

Total deficit	(109,637)	(119,582)

Total liabilities, redeemable convertible preferred stock and deficit	$172,495	$162,248

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages, share and per share data)

	Three months ended			Fiscal year ended
	Dec. 31, 2010	Sep. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
NON-GAAP GROSS PROFIT:
GAAP gross profit	$14,183	$14,213	$14,618	$55,992	$40,490
Amortization of purchased intangible assets (a)	307	323	869	2,237	4,084
Stock-based compensation expense (b)	28	32	1	106	53

Non-GAAP gross profit	$14,518	$14,568	$15,488	$58,335	$44,627

Non-GAAP gross margin (% of revenue)	28.3%	30.9%	36.0%	31.7%	28.8%
NON-GAAP NET INCOME (LOSS):
GAAP net income (loss)	$350	$78	$786	$3,271	$(6,847)
Amortization of purchased intangible assets (a)	596	609	1,153	3,381	5,220
Stock-based compensation expense (b)	358	397	242	1,598	981
Asset impairment charges (c)	—	—	1,233	—	1,233
Share of loss of unconsolidated investee (d)	444	176	—	620	—
Income tax effect of Non-GAAP adjustments (e)	(42)	(41)	(123)	(239)	(331)

Non-GAAP net income	$1,706	$1,219	$3,291	$8,631	$256

ADJUSTED EBITDA:
GAAP net income (loss)	$350	$78	$786	$3,271	$(6,847)
Amortization of purchased intangible assets (a)	596	609	1,153	3,381	5,220
Stock-based compensation expense (b)	358	397	242	1,598	981
Asset impairment charges (c)	—	—	1,233	—	1,233
Share of loss of unconsolidated investee (d)	444	176	—	620	—
Interest expense, net (g)	115	132	195	517	701
Provision for income taxes (h)	557	405	691	2,282	1,902
Depreciation expense (i)	2,437	2,250	2,156	8,740	8,354

Adjusted EBITDA	$4,857	$4,047	$6,456	$20,409	$11,544

NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:
GAAP net income (loss) per diluted share attributable to NeoPhotonics Corporation common stockholders	$—	$—	$—	$—	$(3.72)

Non-GAAP diluted net income per share	$0.10	$0.07	$0.23	$0.50	$0.02

SHARES USED TO COMPUTE NON-GAAP DILUTED NET INCOME (LOSS) PER SHARE:
Shares used to compute GAAP diluted net income (loss) per share attributable to NeoPhotonics Corporation common stockholders	2,652,772	2,796,423	2,825,155	3,123,994	1,913,117
Weighted average effect of the assumed conversion of convertible preferred stock from the date of issuance (f)	14,038,489	14,038,489	11,780,616	13,972,706	11,686,739

Shares used to compute Non-GAAP diluted net income per share	16,691,261	16,834,912	14,605,771	17,096,700	13,599,856

The Non-GAAP financial measures included in the table above adjust for the following items:

a)	Amortization of purchased intangible assets. Included in the GAAP financial results is the amortization of purchased intangible assets associated with prior acquisitions and which is non-cash in nature. The company excludes these expenses from its Non-GAAP financial measures because it believes they are not indicative of the company’s core operating performance.

b)	Stock-based compensation expense. Included in the GAAP financial results are charges for the fair value of stock options, stock appreciation units and employee stock purchase rights granted to employees. While this is a recurring item, management believes that excluding these charges from its Non-GAAP financial measures provides for more accurate comparisons of the company’s historical and current operating results to those of similar companies because various valuation methodologies with subjective assumptions may be used to calculate stock-based compensation expense.

c)	Asset impairment charges. Included in the GAAP financial results in 2009 are non-cash asset impairment charges related to the sale of the company’s interest in Archcom and fixed assets no longer in use. Management excludes asset impairment charges from its Non-GAAP financial measures because they are unique to specific events and circumstances and management does not believe they are indicative of the company’s core operating performance.

d)	Share of loss of unconsolidated investee. Included in the GAAP financial results is the company’s share of loss of unconsolidated investee related to its investment in Ignis ASA. Management excludes its share of loss of unconsolidated investee from its Non-GAAP financial measures because management believes it is not indicative of the company’s core operating performance.

e)	Income tax effect of Non-GAAP adjustments. This amount adjusts the provision for (benefit from) income taxes to reflect the effect of the Non-GAAP adjustments on Non-GAAP net income. The adjustments were calculated by applying the effective tax rate of the entity where each Non-GAAP adjustment was recorded.

f)	Diluted shares. The shares used to compute diluted net income (loss) per share include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of the beginning of each period presented or the date of issuance, if later. In February 2011, in connection with the closing the company’s initial public offering, all of its outstanding preferred stock was converted into shares of common stock.

g)	Interest expense, net. Included in the GAAP financial results is interest income and interest expense. Although the company’s investing and borrowing activities are elements of its cost structure and provide the company with the ability to generate revenue and returns for its owners, management excludes interest income and interest expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with its investing and borrowing activities.

h)	Provision for income taxes. Included in the GAAP financial results is income tax expense. While the company is subject to various state and foreign taxes and the payment of such taxes is a necessary element of the company’s operations, management excludes income tax expense from its adjusted EBITDA financial measure to provide period-to-period comparability of the company’s core operating results unassociated with the varying effective tax rates to which the company is subject.

i)	Depreciation expense. Included in the GAAP financial results is depreciation expense associated with the company’s capital expenditures. While the use of the capital equipment enables the company to generate revenue for the business, to enable the company to compare its financial results with other companies in the industry, management excludes depreciation expense from its adjusted EBITDA financial measure.